ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                                                March 6, 2000

To the Shareholders of Alexander & Baldwin, Inc.:

     The 2000 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 27, 2000 AT 10:00 A.M. This Annual Meeting marks a milestone for A&B - it is the 100th regular Annual Meeting for A&B's shareholders, since the first Annual Meeting on February 23, 1901. Further, June 30 of this year marks the 100th anniversary of A&B's incorporation. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1999, and our future plans and expectations.

     WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

     Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,

                                    /s/ W. Allen Doane

                                    W. ALLEN DOANE
                                    President and Chief Executive Officer

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 27, 2000, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.   To elect auditors for the ensuing year; and

     3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 14, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 6, 2000

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                PROXY STATEMENT


GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 27, 2000 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

     Only shareholders of record at the close of business on February 14, 2000 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 42,349,971 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

     Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc. and Skinner & Co. to assist in the solicitation of proxies, at a combined cost of $11,000 plus reasonable out-of-pocket expenses.

     This proxy statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 6, 2000.



ELECTION OF DIRECTORS

     Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

     NOMINEES. The nominees of the Board of Directors are the ten persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

     The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.

                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND                      DIRECTOR
      NAME          OTHER DIRECTORSHIPS                           AGE   SINCE
      ----          ---------------------------------------       ---  --------

Michael J. Chun     President, The Kamehameha Schools,             56    1990
                    Honolulu, Hawaii (educational institution) since June 1988; Vice President and
                    Secretary, ParEn, Inc., Honolulu, Hawaii
                    (environmental engineering services) from
                    January 1985 until June 1988; Director of
                    Bank of Hawaii.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief        68    1987
                    Executive Officer, Farmers Group, Inc.,
                    Los Angeles, California (insurance)
                    (September 1986 - March 1997); President of Farmers Group, Inc. from September 1986 until December 1995.

W. Allen Doane      President and Chief Executive Officer of       52    1998
                    A&B since October 1998; Vice Chairman of the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), since
                    December 1998; Executive Vice President of
                    A&B from August 1998 to October 1998;
                    Chief Executive Officer of A&B's
                    subsidiary, A&B-Hawaii, Inc. ("ABHI"),
                    from January 1997 to December 1999, when
                    ABHI was merged into A&B; President of
                    ABHI from April 1995 to December 1999;
                    Chief Operating Officer of ABHI from April
                    1991 to December 1996; Director of First
                    Hawaiian Bank.

Walter A.           Chairman of the Board and Chief Executive      58    1989
Dods, Jr.           Officer of BancWest Corporation and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation, First
                    Hawaiian Bank, and Bank of the West.

Charles G. King     President, King Windward Nissan, Kaneohe,      54    1989
                    Oahu, Hawaii (automobile dealership) since
                    February 1999; President, King Auto
                    Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995; Vice
                    President, Kuhio Motors, Inc., Lihue,
                    Kauai, Hawaii (automobile dealership) from
                    December 1983 to October 1995.

Carson R.           Managing Director, The Corporate               67    1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991; Trustee of Winship
                    Properties.

C. Bradley          Executive Vice President of A&B since          58    1991
Mulholland          August 1998; Chief Executive Officer of
                    Matson since April 1992; President of
                    Matson since May 1990; Chief Operating
                    Officer of Matson from July 1989 until
                    April 1992; prior to July 1989 held
                    various executive officer positions with
                    Matson.

Lynn M. Sedway      President, Sedway Group, a CB Richard          58    1998
                    Ellis company, San Francisco, California
                    (real estate consulting services) since
                    April 1978; Director of AMB Property
                    Corporation.

Maryanna G. Shaw    Private investor.                              61    1980

Charles M.          Managing Director, Trust Company of the        67    1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Boards of A&B and Matson since August 1999; Chairman of the Board of ABHI from August 1999 to December 1999, when ABHI was merged into A&B.

     The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD. The Board of Directors held nine meetings during 1999. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve, with the exception of John C. Couch, who had been on medical leave of absence from A&B since July 27, 1998 and retired from the Board effective August 10, 1999. The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

     The current members of the Audit Committee, which held three meetings during 1999, are Mr. McKissick, Chairman, Ms. Sedway, Ms. Shaw, and Mr. Dods. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

     The current members of the Compensation and Stock Option Committee, which held seven meetings during 1999, are Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

     COMPENSATION OF DIRECTORS. During 1999, directors who were not employees of A&B (outside directors) received an annual cash retainer of $18,000 and an additional $3,500 if also serving as Chairperson of a Board committee. Also during 1999, outside directors received an attendance fee of $800 per Board meeting and, in addition, attendance fees of $800 and $700 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, who, since August 26, 1999 has served as non-executive Chairman of the Board, receives an additional annual retainer of $150,000 in such capacity.  During 1999,
Mr. Stockholm received a prorated portion of such additional annual retainer. All directors of A&B served as directors of A&B's Matson and ABHI subsidiaries and, in such capacities, outside directors received attendance fees of $800 per Matson or ABHI Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement
or until such earlier date as they may select.   No directors have deferred
such fees. In addition to the annual cash retainer and meeting fees, during 1999, each individual who served as an outside director during the previous year received an annual stock retainer of 150 shares of A&B common stock (prorated in the event the outside director did not serve on the Board for the entire year). In light of the merger of ABHI into A&B effective December 31, 1999, and in order to keep outside director compensation competitive in the marketplace, effective January 1, 2000 the attendance fees per A&B or Matson Board meeting were increased to $1,000, and the annual stock retainer was increased to 300 shares. No change was made in attendance fees for committee meetings. Directors who are employees of A&B do not receive compensation for serving as directors.

     Under A&B's 1998 Non-Employee Director Stock Option Plan, which was approved by the shareholders at the 1998 Annual Meeting, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three annual installments of 1,000 shares each beginning one year after the grant date. At the 1999 Annual Meeting, held on April 22, 1999, options to purchase 3,000 shares of A&B common stock, at an exercise price of $20.65625 per share, were granted to each of the outside directors under the 1998 Non-Employee Director Stock Option Plan.

     A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director who has five or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age
65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table lists the names and addresses of the only share-holders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 14, 2000, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                      Amount of            Percent of
of Beneficial Owner             Beneficial Ownership         Class
-------------------             --------------------       ----------

Southeastern Asset                 3,983,200 (b)               9.4
   Management, Inc.
6410 Poplar Avenue
Suite 900
Memphis, Tennessee  38119

Capital Research and               2,575,000 (c)               6.1
   Management Company
333 South Hope Street
Los Angeles, California 90071

First Hawaiian Bank (a)            2,551,194 (d)               6.0
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette             2,271,079 (e)               5.4
   Weinberg Foundation,
   Incorporated
7 Park Center Court
Owings Mills,
     Maryland  21117

____________________

(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 8 to Schedule 13G dated February 14, 2000 (the "Southeastern 13G") filed with the Securities and Exchange Commission. According to the Southeastern 13G, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 3,465,300 of such shares. In addition, according to the Southeastern 13G, (i) investment advisory clients of Southeastern own an aggregate of 831,200 shares (2.0% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power, and (ii) Longleaf Partners Fund ("Longleaf"), which is an investment company, owns 1,565,000 shares (3.7% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) As reported in Amendment No. 2 to Schedule 13G dated February 10, 2000 (the "Capital 13G") filed with the Securities and Exchange Commission. According to the Capital 13G, Capital Research and Management Company has sole dispositive power over all 2,575,000 shares and does not have voting power over any such shares.

(d) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,890,350 shares, sole voting and dispositive power - 609,244 shares, sole voting and shared dispositive power - 31,000 shares, shared voting and sole dispositive power - 12,400 shares, shared dispositive power only - 3,000 shares, and shared voting power only - 5,200 shares. First Hawaiian Bank's trust department holds 17,696 shares over which it has neither voting nor dispositive power.

(e) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares. A representative of the Foundation confirmed that the Foundation 13G is current as of February 14, 2000.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 14, 2000 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.


Name or Number                     Amount of Beneficial       Percent of
   in Group                        Ownership (a)(b)(c)           Class
--------------                     --------------------       ----------

Michael J. Chun                            28,752                 --
Leo E. Denlea, Jr.                         29,900                 --
W. Allen Doane                            253,365                 0.6
Walter A. Dods, Jr.                        29,513                 --
Charles G. King                            31,185                 --
Carson R. McKissick                        32,300                 --
C. Bradley Mulholland                     431,950                 1.0
Lynn M. Sedway                              1,225                 --
Maryanna G. Shaw                          832,530                 2.0
Charles M. Stockholm                       33,300                 --
G. Stephen Holaday                        147,712                 0.3
Stanley M. Kuriyama                        60,266                 0.1
Robert J. Pfeiffer                        100,000                 0.2
Glenn R. Rogers                           271,377                 0.6
21 Directors, Nominees
    and Executive Officers
    as a Group                          2,652,399                 6.0
____________________

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 600. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,551,194 shares, Bank of Hawaii - 611,808 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 446 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 38,153 shares, Ms. Shaw - 53,515 shares, Mr. Rogers - 1,109 shares, and directors, nominees and executive officers as a group - 100,006 shares, and (ii) sole voting power only, as follows:
     Mr. Mulholland - 2,387 shares, Mr. Holaday - 325 shares, Mr. Rogers - 1,895 shares, and directors, nominees and executive officers as a group - 10,241 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 5, 2000 through the exercise of stock options, as follows:
     Mr. Doane - 205,966, Mr. Mulholland - 335,666, Mr. Holaday - 118,766,
     Mr. Kuriyama - 46,900, Mr. Pfeiffer - 100,000, Mr. Rogers - 221,900,
     Ms. Shaw and Messrs. Chun, Denlea, Dods, King, McKissick and Stockholm - 28,000 each, Ms. Sedway - 1,000, and directors, nominees and executive officers as a group - 1,539,710.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during fiscal 1999, all reports required to be filed under
Section 16(a) by its directors and executive officers were filed on a timely basis, except that Ms. Shaw was required to file a Form 4 on or before July 10, 1999 with respect to two sales totaling 1,215 shares, but such Form 4 was filed on August 2, 1999. In addition, Mr. Stockholm was required to file a Form 4 on or before January 10, 2000 with respect to two purchases totaling 2,000 shares, but such Form 4 was filed on January 27, 2000.

     CERTAIN RELATIONSHIPS AND TRANSACTIONS. Walter A. Dods, Jr., a director of A&B, is Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

     First Hawaiian Bank (i) has a 32 percent participation in and is agent for a $140,000,000 revolving credit and term loan agreement with A&B, under which $70,000,000 was outstanding at February 14, 2000, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($14,500,000 at February 14, 2000), when combined with First Hawaiian Bank's share of amounts drawn under the previously described $140,000,000 revolving credit and term loan agreement, may not exceed $45,000,000, (iii) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 14, 2000, (iv) has issued letters of credit totaling $12,951,000 on behalf of Matson for insurance security purposes, and (v) has issued letters of credit totaling $3,321,446 on behalf of A&B Properties, Inc. to secure obligations to governmental agencies in connection with real estate developments.


EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. The table also sets forth the compensation paid by A&B to Robert J. Pfeiffer, who served as Chairman of the Boards of A&B, Matson and ABHI until August 26, 1999. As used in this proxy statement, "named executive officers" means all persons identified in the Summary Compensation Table.

                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                       -----------------------------------    --------------------------     -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
                                                                   Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(7)    ($)(10)      ($)(11)         (#)           ($)(12)     ($)(15)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------

W. Allen Doane(1)              1999     475,000     242,503(9)       2,627       363,747        83,000       212,500(14)   24,938
President and Chief            1998     351,618     278,750(8)          92       122,996        25,700        82,004(13)   17,581
Executive Officer of A&B       1997     310,000     150,000(8)       1,241        74,994        28,100        50,006(13)   47,530

C. Bradley Mulholland(2)       1999     484,692     137,530(9)       1,088       249,321        36,500        86,274(13)   25,446
Executive Vice President of    1998     464,723      50,017(9)         565       131,220        36,100        37,513(13)   23,236
A&B, President and Chief       1997     440,807      75,008(9)         475       175,466        30,400        98,026(13)   33,095
Executive Officer of Matson

G. Stephen Holaday(3)          1999     233,604      82,518(9)         442       123,732        20,000        75,000       12,264
Vice President of A&B,         1998        --          --             --            --            --            --           --
General Manager of Hawaiian    1997        --          --             --            --            --            --           --
Commercial & Sugar Company

Stanley M. Kuriyama(4)         1999     196,583      82,518(9)         442       123,732         9,000         0           10,321
Vice President of A&B,         1998        --          --             --            --            --            --           --
Vice Chairman and Chief        1997        --          --             --            --            --            --           --
Executive Officer of
A&B Properties, Inc.

Robert J. Pfeiffer(5)          1999     400,000     650,000(5)       2,930         (5)               0         (5)        300,000
                               1998     261,538       (5)           38,695         (5)         100,000         (5)          (5)
                               1997        --          --             --            --            --            --           --

Glenn R. Rogers(6)             1999     287,500     100,031(9)       1,088       221,185        32,000        47,534(13)   15,094
                               1998     270,000      60,008(9)          91       153,703        27,700        42,539(13)   13,500
                               1997     241,000      60,007(9)         601       164,988        27,900        50,006(13)   35,496

_______________________________


(1) Mr. Doane was appointed President and Chief Executive Officer of A&B effective October 22, 1998. He had been Executive Vice President of A&B since August 27, 1998, and served as President (from April 1995 to December 1999) and Chief Executive Officer (from January 1997 to December
     1999) of ABHI.  In December 1999, ABHI was merged into A&B.

(2) Mr. Mulholland, President and Chief Executive Officer of Matson, was appointed to the additional position of Executive Vice President of A&B effective August 27, 1998.

(3) Mr. Holaday, General Manager of Hawaiian Commercial & Sugar Company, a division of A&B, was appointed to the additional position of Vice President of A&B effective December 31, 1999. In accordance with applicable requirements, this table does not include information with respect to Mr. Holaday's compensation prior to 1999, but does include information with respect to Mr. Holaday's compensation during 1999 prior to the time he became an executive officer.

(4) Mr. Kuriyama was appointed Vice President of A&B effective February 1, 1999, and was appointed Chief Executive Officer of A&B Properties, Inc., a subsidiary of A&B, effective December 31, 1999. He had been Executive Vice President (from 1992 to January 1999), and continues to be
     Vice Chairman (since April 1999), of A&B Properties, Inc. He also served as Executive Vice President (from February 1999 to December 1999) and Vice President (from 1992 to January 1999) of ABHI. In accordance with applicable requirements, this table does not include information with respect to Mr. Kuriyama's compensation prior to 1999, but does include information with respect to Mr. Kuriyama's compensation during 1999 prior to the time he became an executive officer.

(5) Mr. Pfeiffer served as Chairman of the Board of A&B from July 27, 1998 to August 26, 1999, and also served as President and Chief Executive Officer of A&B from July 27, 1998 to October 22, 1998. In accordance with applicable requirements, this table includes information with respect to Mr. Pfeiffer's compensation during 1998 after he voluntarily relinquished the positions of President and Chief Executive Officer. Mr. Pfeiffer did not participate in A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan"), Three-Year Performance Improvement Incentive Plan ("Three-Year Plan"), Profit Sharing Retirement Plan, or Excess Benefits Plan and, accordingly, did not receive any amounts under those plans. In accordance with the terms of his Employment Agreement with A&B dated as of July 27, 1998, in 1999 the Compensation and Stock Option Committee granted him a discretionary bonus in the amount of $650,000.

(6) Mr. Rogers served as Executive Vice President of A&B from July 1997 to December 31, 1999, and as Chief Financial Officer and Treasurer of A&B from 1993 to December 31, 1999. He had been Vice President of A&B from 1993 to July 1997.

(7) Except with respect to Mr. Pfeiffer (see note (5) above), "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under the One-Year Plan.

(8) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
     (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(9) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f).

(10) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. It also includes, in the case of Mr. Pfeiffer for 1998, certain benefits pursuant to the Second Amended and Restated Employment Agreement between A&B and Mr. Pfeiffer dated as of October 25, 1990, and an Employment Agreement between A&B and Mr. Pfeiffer dated as of July 27, 1998, including certain personal tax financial planning benefits in the amount of $24,168.

(11) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of Three-Year Plan awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 1999, the number and value (based upon a $22.8125 per share closing price of A&B's common stock on such date) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 14,422 shares ($329,002); Mr. Mulholland - 12,884 shares ($293,916); Mr. Holaday - 6,831 shares ($155,832); Mr. Kuriyama - 4,419 shares ($100,808); and Mr.
     Rogers - 19,103 shares ($435,787). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(12) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(13) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(14) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, including the portion of such amount which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred Three-Year Plan award was converted.

(15) "All Other Compensation" for 1999 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Doane - $8,400,
     Mr. Mulholland - $8,400, Mr. Holaday - $8,400, Mr. Kuriyama - $8,400, and Mr. Rogers - $8,400), and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $16,538, Mr. Mulholland - $17,046, Mr. Holaday - $3,864,
     Mr. Kuriyama - $1,921, and Mr. Rogers - $6,694). It also includes, in the case of Mr. Pfeiffer, a payment in the amount of $300,000 which he received upon termination of employment pursuant to the terms of his Employment Agreement with A&B dated as of July 27, 1998. Amounts with respect to the A&B Executive Survivor/Retirement Benefit Plan, reported in this column in respect of 1997, are now described under "Retirement Plans" below.

     OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan during 1999 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(b)
   ----                 ------------   ----------------   ---------   ---------------   -------------

W. Allen Doane          83,000(a)           16.1%          20.875     January 26, 2009     365,142

C. Bradley Mulholland   36,500(a)            7.1%          20.875     January 26, 2009     160,574

G. Stephen Holaday      20,000(a)            3.9%          20.875     January 26, 2009      87,986

Stanley M. Kuriyama      9,000(a)            1.7%          20.875     January 26, 2009      39,594

Robert J. Pfeiffer           0               0.0%             ---       -------------            0

Glenn R. Rogers         32,000(a)            6.2%          20.875     January 26, 2009     140,778

__________________________



(a) Options granted on January 27, 1999 under the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or
     (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(b) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 24.8%, (ii) the expected exercise of options in 6.53 years, (iii) a risk-free rate of return of 5%,
     (iv) a discount of 0.15% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 4%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

     OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 1999 fiscal year and the value realized in connection with such exercise, and
(ii) the number and value of unexercised options held as of December 31, 1999.




              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End (#)                  At FY-End ($)(a)
                    Shares                              ----------------------          --------------------
                    Acquired           Value
   Name          on Exercise(#)     Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          ---------------    ------------     -----------    -------------   -----------    -------------

W. Allen Doane            0                0           178,300          83,000         31,875         160,813

C. Bradley                0                0           354,500          36,500         47,813          70,719
Mulholland

G. Stephen Holaday        0                0           123,100          20,000         12,750          38,750

Stanley M. Kuriyama       0                0            43,900           9,000          8,500          17,438

Robert J. Pfeiffer        0                0           100,000               0          6,250               0

Glenn R. Rogers           0                0           206,900          32,000         31,875          62,000

_____________________________

(a)  Based on the highest sales price of A&B common stock on December 31, 1999 ($22.8125 per share), minus the exercise price.



     LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1999 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 2000 and ending 2002. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each major operating unit, and for some individual participants. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on adjusted net assets for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h). Messrs. Pfeiffer and Rogers were not eligible for, and will not receive, awards under the Three-Year Plan for the performance period beginning 2000 and ending 2002.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                              Estimated Future Payouts Under
                       Performance or         Non-Stock Price-Based Plans (2)
                       Other Period       ---------------------------------------
                      Until Maturation
    Name                or Payout (1)     Threshold ($)   Target ($)    Maximum ($)
    ----              ----------------    -------------   ----------    -----------
W. Allen Doane        December 31, 2002     183,000        366,000        732,000


C. Bradley            December 31, 2002     117,500        235,000        470,000
Mulholland

G. Stephen Holaday    December 31, 2002      41,000         82,000        164,000


Stanley M. Kuriyama   December 31, 2002      45,000         90,000        180,000

___________________

(1)  Performance period beginning January 1, 2000 and ending December 31, 2002.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

     RETIREMENT PLANS. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                               PENSION PLAN TABLE

                                      Years of Service
                                      ----------------
Remuneration     15            20            25           30           35
------------     --            --            --           --           --

$ 200,000     $ 53,394       $71,192       $88,990      $97,889     $106,788
  300,000       81,144       108,192       135,240      148,764      162,288
  400,000      108,894       145,192       181,490      199,639      217,788
  500,000      136,644       182,192       227,740      250,514      273,288
  600,000      164,394       219,192       273,990      301,389      328,788
  700,000      192,144       256,192       320,240      352,264      384,288
  800,000      219,894       293,192       366,490      403,139      439,788
  900,000      247,644       330,192       412,740      454,014      495,288
1,000,000      275,394       367,192       458,990      504,889      550,788
1,100,000      303,144       404,192       505,240      555,764      606,288
1,200,000      330,894       441,192       551,490      606,639      661,788
1,300,000      358,644       478,192       597,740      657,514      717,288

     Retirement benefits are based on participants' average monthly compensa-tion in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2000 for the persons named in the "Summary Compensation Table" above are:
Mr. Doane - 8.9, Mr. Mulholland - 34.6, Mr. Holaday - 17.1, Mr. Kuriyama - 8.1, and Mr. Rogers - 24.6. Mr. Pfeiffer did not participate in the Retirement Plan, although he receives benefits under the plan based upon his prior service.

     In addition, the persons named in the "Summary Compensation Table" above, with the exception of Messrs. Pfeiffer and Kuriyama, participated in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan").
The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or
(ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

     SEVERANCE AGREEMENTS. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Mulholland, and Holaday in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with five other employees, including two other executive officers. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination.
Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.

     Pursuant to an Employment Agreement with A&B dated as of July 27, 1998, as amended, Mr. Pfeiffer served as Chairman of the Boards of A&B, Matson and ABHI until August 26, 1999, at which time, as part of A&B's transition planning, he was succeeded in such positions by Mr. Stockholm and his employment with A&B terminated. Pursuant to the terms of the Employment Agreement, Mr. Pfeiffer received (i) his full salary through the date of termination, (ii) a lump-sum payment equal to six months' base salary, and (iii) all compensation and benefits payable to him under the terms of any compensation or benefit plan, program or arrangement maintained by A&B to the extent unpaid. In addition, in accordance with the terms of the Employment Agreement, the Compensation and Stock Option Committee granted to Mr. Pfeiffer a discretionary bonus in the amount of $650,000. During the term of the Employment Agreement, Mr. Pfeiffer's annual base salary was $600,000. As provided for in the Employment Agreement, the Second Amended and Restated Employment Agreement between A&B and Mr. Pfeiffer, dated as of October 25, 1990, pursuant to which Mr. Pfeiffer is entitled to receive certain benefits, remains in full force and effect.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

     The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 1999, approximately 68% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

     Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors, in June 1994, approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These guidelines, as subsequently revised, recommend ownership of a minimum number of shares of A&B stock equal to a multiple of base salary (ranging from one times base salary to, in the case of the Chief Executive Officer, five times base salary), divided by the A&B stock price at the beginning of the five-year measurement period. As of February 14, 2000, approximately one half of current executive officers who have been subject to the recommended guidelines for five years have met such guidelines.

     An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

     Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 356 industrial companies, controlled for size and complexity. This survey data includes none of the three companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

     Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

     In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1998 Stock Option/Stock Incentive Plan ("1998 Plan").

BASE SALARY

     Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate performance factor. For 1999, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group.

ANNUAL INCENTIVES

     The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1999 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle.
The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

     The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 20%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1997-1999 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

     Stock option grants under the 1998 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1999, the Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by the Committee's independent compensation consultant. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Doane, who was appointed Chief Executive Officer of A&B in October 1998, received an award under the Three-Year Plan for the 1997-1999 performance cycle that was slightly below-target with respect to A&B corporate profit before income tax and return on adjusted net assets, and above-target with respect to ABHI corporate profit before income tax and return on adjusted net assets. Mr. Doane's award under the One-Year Plan for 1999 was above-target, reflecting at-target A&B corporate profit before income tax and above-target A&B return on adjusted net assets. Mr. Doane also received a stock option grant totaling 83,000 shares in 1999. That grant was based on an overall review of corporate performance in 1998, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's past and expected contributions.

     The foregoing report is submitted by Leo E. Denlea, Jr. (Chairman), and Messrs. Michael J. Chun, Charles G. King, and Charles M. Stockholm.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the members of the Compensation and Stock Option Committee were Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. Mr. Stockholm serves as non-executive Chairman of the Boards of A&B and Matson.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation Index is a published index consisting of four companies, including A&B. For illustrative purposes, the Company again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.

[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* GRAPH SHOWN HERE]

*$100 INVESTED ON DECEMBER 31, 1994 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                              1994    1995    1996    1997    1998    1999
                              ----    ----    ----    ----    ----    ----

  Alexander & Baldwin, Inc.    100     107     121     137     121     123
  S&P Composite - 500          100     138     169     226     290     351
  DJ Marine Transportation     100     114     139     167     103     128
  DJ Real Estate Investment    100     124     166     197     153     142


ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

     The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2001

	Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2001 must be received at the headquarters of A&B on or before November 6, 2000 in order to be considered for inclusion in the year 2001 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 27, 2001. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 27, 2001 and not earlier than December 28, 2000.

						By Order of the Board of Directors

                  /s/ Alyson J. Nakamura

						ALYSON J. NAKAMURA
						Secretary


March 6, 2000

PROXY CARD

                                      A&B
                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 2000
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints W. A. Doane, W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 27, 2000, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                YOU MAY VOTE IN ANY OF THE FOLLOWING THREE WAYS:

1. VOTE VIA THE INTERNET at http://www.eproxy.com/alex. You will need the Control Number that appears in the box in the lower right corner of this form (see reverse side).

2. VOTE BY TELEPHONE by calling 1-800-840-1208 from a touch-tone telephone in the U.S. There is NO CHARGE for this call. You will need the Control Number that appears in the box in the lower right corner of this form (see reverse side).

3.  Mark, sign and date the above proxy and return it in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---

Please mark your votes as indicated in this example  / X /

1. ELECTION OF DIRECTORS (Check one box only):     01 M. J. Chun, 02 L. E.
                                                   Denlea, Jr., 03 W. A.
           FOR               WITHOUT AUTHORITY     Doane, 04 W. A. Dods, Jr.,
       all nominees      to vote for all nominees  05 C. G. King, 06 C. R.
   listed to the right     listed to the right     McKissick, 07 C. B.
           __                     __               Mulholland, 08 L. M.
          |__|                   |__|              Sedway, 09 M. G. Shaw,
                                                   10 C. M. Stockholm.

(To withhold authority to vote for any individual nominee, check the "FOR all nominees" box to the left and write the name of the nominee for whom you wish to withhold authority in the space provided below.)


_______________________________________________________________________________

2. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP
   AS THE AUDITORS OF THE CORPORATION:

          FOR      AGAINST     ABSTAIN
           __         __          __
          |__|       |__|        |__|


3. In their discretion on such other matters as properly may come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED:                                              , 2000
      ----------------------------------------------
      PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


____________________________________________
                 Signature


____________________________________________
                 Signature


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                         VOTE BY TELEPHONE OR INTERNET
                          QUICK *** EASY *** IMMEDIATE

         YOUR VOTE IS IMPORTANT! -- YOU CAN VOTE IN ONE OF THREE WAYS:

1. VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch-tone telephone 24 hours a day, 7 days a week.

    There is NO CHARGE to you for this call.  Have your proxy form in hand.

    You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.


    OPTION 1:  To vote as the Board of Directors recommends on ALL proposals, press 1.


                   When asked, please confirm by pressing 1.


    OPTION 2:  If you choose to vote on each proposal separately, press 0.
               You will hear these instructions:


     Proposal 1 -- To vote FOR ALL nominees, press 1; to WITHHOLD AUTHORITY TO VOTE FOR ALL nominees, press 9; to WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL nominee, press 0 and follow the instructions.

     Proposal 2 -- To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                      When asked, please confirm by pressing 1.

                                         or
                                         --

2. VOTE BY INTERNET: Follow the instructions at our website address: http://www.eproxy.com/alex.

                                         or
                                         --

3. VOTE BY PROXY: Mark, sign and date the above proxy and return it promptly in the enclosed envelope.

NOTE: If you vote by Internet or telephone, THERE IS NO NEED TO MAIL BACK the above proxy.

                             THANK YOU FOR VOTING.